Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 2,953
Registration Statement Nos. 333-221595; 333-221595-01
Dated December 3, 2019; Filed pursuant to Rule 433

5-Year Performance-Allocation Basket Buffered Participation Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (SPX), EURO STOXX 50® Index (SX5E) and Nikkei 225 Index (NKY)
Weightings:	50% for the best performing underlying 30% for the second-best performing underlying 20% for the worst performing underlying
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	December 20, 2019
Determination date:	December 20, 2024
Maturity date:	December 27, 2024
CUSIP:	61769H3G8
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/00 0095010319016761/dp117202_424b2-ps2953.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Weighted Basket	Return on Securities
+70%	70%
+60%	60%
+50%	50%
+40%	40%
+30%	30%
+20%	20%
+10%	10%
0%	0%
-10%	0%
-15%	0%
-16%	-1%
-20%	-5%
-30%	-15%
-40%	-25%
-50%	-35%
-60%	-45%
-70%	-55%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal

•	Changes in the values of one or more of the basket components may offset each other

•	The market price of the securities will be influenced by many unpredictable factors

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets

•	Adjustments to the basket components could adversely affect the value of the securities

•	There are risks associated with investments in securities linked to the value of foreign equity securities

•	Investing in the securities is not equivalent to investing in the basket components

•	The securities will not be listed on any securities exchange and secondary trading may be limited

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

•	The estimated value of the securities is approximately $937.30 per security, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Hedging and trading activity by our affiliates could potentially affect the value of the securities

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

•	The U.S. federal income tax consequences of an investment in the securities are uncertain

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States Federal Taxation” concerning the U.S. federal income tax consequences of an investment in the Securities, and you should consult your tax adviser.